Exhibit 99

[THE BEARD COMPANY LOGO]

 THE BEARD COMPANY                                                News Release
Enterprise Plaza, Suite 320
5600 North May Avenue                                 Herb Mee, Jr., President
Oklahoma City, Oklahoma 73112
(405) 842-2333    OTCBB:  BRCO

                                THE BEARD COMPANY
                       REPORTS 2005 FIRST QUARTER RESULTS

FOR IMMEDIATE RELEASE:   Monday, May 16, 2005

     Oklahoma City, Oklahoma --- The Beard Company (OTCBB:BRCO) today announced that the 2005 first quarter resulted in a net loss $375,000, or $0.07 per share, on revenues of $243,000. The 2004 first quarter generated net earnings of $2,303,000, or $0.47 per share, on revenues of $188,000. Diluted earnings per share were $0.07 in the 2005 first quarter versus $0.40 in the comparable 2004 quarter.

     Herb Mee, Jr., President, stated: "Comparative results for the two quarters were distorted since results for the first quarter of 2004 benefited from the receipt of the second installment of the McElmo Dome Settlement, totaling $2,826,000. This amount was reflected in other income and more than accounted for the earnings for the 2004 quarter."

     "Our revenues from continuing operations are on an uptrend," Mee continued. The increase in revenues in the first quarter of 2005 was our fourth consecutive quarterly increase, and we expect the trend to continue for the remainder of the year. We anticipate higher revenues in our CO2 Segment due to better pricing resulting from implementation of the McElmo Dome Settlement Agreement. Our six new gas wells in Colorado are expected to come on stream next month, resulting in our first oil and gas production in many years. We expect the first production from our initial fertilizer manufacturing plant in China to occur during the last four months of 2005."

     "We are diligently pursuing both debt and equity financing for our coal projects, and believe we will be successful in arranging financing for at least one or two projects during the third quarter of 2005. If our efforts are successful, we will achieve the turnaround we have all been waiting for," Mee concluded.
_______________

     Statements regarding future profitability and operations, including the timing of those activities, are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act. The statements involve risks that could significantly impact The Beard Company. These risks include, but are not limited to, adverse general economic conditions, unexpected costs or delays or other unexpected events, as well as other risks discussed in detail in The Beard Company's filings with the Securities and Exchange Commission.


Fax Number (405) 842-9901                            Email:  hmee@beardco.com

                       THE BEARD COMPANY AND SUBSIDIARIES
                              Results of Operations
                                   (Unaudited)
                                                                      For the Three Months
                                                                        Ended March 31,
                                                              ----------------------------------
                                                                     2005              2004
                                                              ----------------   ---------------
 Revenues....................................................  $   243,000          $   188,000
 Expenses....................................................      623,000              561,000
                                                             ----------------    --------------

 Operating loss..............................................     (380,000)            (373,000)
 Other income (expense)......................................      (64,000)           2,770,000
                                                             ----------------    --------------

 Earnings (loss) from continuing operations
         before income taxes.................................     (444,000)           2,397,000
 Income taxes ...............................................      (19,000)             (97,000)
                                                             ----------------    --------------

 Earnings (loss) from continuing operations..................     (463,000)           2,300,000

Earnings from discontinued operations........................       88,000                3,000
                                                             ----------------    --------------

 Net earnings (loss).........................................  $  (375,000)         $ 2,303,000
                                                             ================    ==============

 Net earnings (loss) per average common share outstanding:
     Basic<F1>:
       Earnings (loss) from continuing operations............  $     (0.08)         $      0.47
       Earnings from discontinued operations.................         0.01                 0.00
                                                             ----------------    --------------
       Net earnings (loss)...................................  $     (0.07)         $      0.47
                                                             ================    ==============

    Diluted<F1>:
       Earnings (loss) from continuing operations............  $     (0.08)         $      0.40
       Earnings from discontinued operations.................         0.01                 0.00
                                                             ----------------    --------------
       Net earnings (loss)...................................  $     (0.07)         $      0.40
                                                             ================    ==============

    Weighted average common shares outstanding:
    Basic ...................................................    5,685,000            4,924,000
                                                             ================    ==============
    Diluted..................................................    5,685,000            5,687,000
                                                             ================    ==============
________________

<F1>
     Basic earnings (loss) per share are computed by dividing earnings (loss) attributable to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per common share reflect the potential dilution that could occur if the Company's outstanding stock options and warrants were exercised (calculated using the treasury stock method) and if the Company's preferred stock were converted to common stock. Diluted loss per share from continuing operations exclude potential common shares issuable upon conversion of convertible preferred stock and on issuance upon exercise of stock options and warrants as the effect would be anti-dilutive. Weighted average shares of 5,687,000 for the diluted earnings per share calculation for the three months ended March 31, 2004 are composed of basic common shares of 4,924,000, 27,838 shares of preferred stock assumed converted to 267,000 common shares, and 496,000 warrants assumed exercised and converted into common stock.

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FOR FURTHER INFORMATION CONTACT: Herb Mee, Jr.